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                                                                     EXHIBIT 5.0


                       JEFFERS, WILSON, SHAFF & FALK, LLP
                                ATTORNEYS AT LAW
                             18881 VON KARMAN AVENUE
                                   SUITE 1400
                            IRVINE, CALIFORNIA 92612
                            TELEPHONE: (714) 660-7700
                            FACSIMILE: (714) 660-7799


                               September 18, 1997


Thornburg Mortgage Asset Corporation
119 East Marcy Street
Santa Fe, New Mexico 87501

         Re: Sale of Shares Pursuant to the Dividend Reinvestment and Stock
             Purchase Plan

Gentlemen:

         We have examined a copy of the Registration Statement on Form S-3 (the "Registration Statement") of Thornburg Mortgage Asset Corporation, a Maryland corporation (the "Company"), for the registration under the Securities Act of 1933 of the sale of up to 1,000,000 shares of the Company's Common Stock, par value $.01 per share (the "Shares") pursuant to the Company's Dividend Reinvestment and Stock Purchase Plan, as amended (the "Plan"). We have also examined the Articles of Incorporation, as amended, and such other corporate records, including the resolutions of the Company's Board of Directors, and such other documents as we have deemed necessary in order to express the opinion set forth below. In our examination we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity of all originals of all documents submitted to us as copies. As to questions of fact material to such opinion, we have relied upon statements and representations of the Company.

         Our opinion is based on existing law which is subject to change either prospectively or retroactively. Relevant laws could change in a manner that could adversely affect the Company or its stockholders. We have no obligation to inform the Company of any such change in the law. We have not been requested to opine, and we have not opined, as to any issues other than those expressly set forth herein. This opinion extends only to questions relating to the validity of the Shares offered and sold under the Registration Statement. We express no opinion with respect to any other issue.

         We are admitted to practice law in the State of California and our opinion is limited to federal law and the laws of the State of Maryland that affect such opinion. We express no opinion with respect to any other law or the laws of any other jurisdiction.


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Thornburg Mortgage Asset Corporation
September 22, 1997
Page 2

         Assuming the Shares are issued and paid for in accordance with the terms of the offering described in the Registration Statement, including documents incorporated by reference thereto, and when certificates representing such Shares have been issued to the purchasers, based on the foregoing, we are of the opinion that the Shares will have been duly authorized, validly issued, and will be fully paid and nonassessable shares of Common Stock of the Company.

         Our Opinion contained herein is solely for the benefit of the Company and may be relied upon by the Company only in connection with the Registration Statement. In this regard, we hereby consent to the filing of this opinion, including this consent, as an exhibit to the Registration Statement.

                                          Very truly yours,

                                          /s/ JEFFERS, WILSON, SHAFF & FALK, LLP
                                          --------------------------------------
                                              Jeffers, Wilson, Shaff & Falk, LLP